Exhibit 99


             Family Dollar Names Dale C. Pond to Board of Directors


     MATTHEWS, N.C.--(BUSINESS WIRE)--April 12, 2006--Family Dollar Stores, Inc. (NYSE: FDO) today announced that it has named Dale C. Pond to its Board of Directors.
     "With 35 years of experience in retailing, Dale is an excellent addition to our Board of Directors," said Howard Levine, Chairman and CEO. "His expertise in merchandising, marketing and strategy development will support our vision of becoming a more compelling place to shop, work and invest."
     Prior to his retirement in 2005, Mr. Pond was employed by Lowe's Companies, Inc. for 12 years, where he most recently served as Senior Executive Vice President Merchandising/Marketing. During his tenure with Lowe's, Mr. Pond served on the Executive Management Committee, the Real Estate Committee, the Strategic Planning Committee, and the Board of Directors for Lowe's Educational & Charitable Foundation. Before joining Lowe's in 1993, he held a series of senior management positions at leading retailers and home improvement companies. Mr. Pond earned a Bachelor of Business Administration from Washburn University and completed Stanford University's Graduate School of Business Executive Program.
     Mr. Pond currently serves on the boards of directors for Bassett Furniture Industries, Inc., a leading manufacturer and marketer of high quality, mid-priced home furnishings, and the Home Safety Council, a non-profit organization dedicated to preventing home-related injuries.
     The Board considers Mr. Pond to be an independent director under applicable Securities and Exchange Commission and New York Stock Exchange requirements. Mr. Pond's appointment represents an addition to the Family Dollar Board of Directors, bringing the total number of board members to eight, six of whom are independent directors.

     About Family Dollar Stores, Inc.

     With more than 6,000 stores in a 44-state area ranging as far northwest as Idaho, northeast to Maine, southeast to Florida, and southwest to Arizona, Family Dollar is one of the fastest growing discount store chains in the United States. Family Dollar has provided value-conscious consumers with competitive prices at neighborhood stores for more than forty-six years. Offering a consistent selection of name-brand and good quality merchandise in an attractive and convenient shopping environment, the Company is focused on continuing to meet the needs of shoppers looking for excellent value.


    CONTACT: Family Dollar Stores, Inc.
             Kiley F. Rawlins, CFA, 704-849-7496
             http://www.familydollar.com